Exhibit 99.2

                                WRITTEN CONSENT

                     IN LIEU OF MEETING OF STOCKHOLDERS OF

                                  TICKETMASTER

                                October 9, 2002

          The undersigned, USA Interactive (the "STOCKHOLDER"), a Delaware corporation and the holder of (a) 42,480,143 shares of Class A Common Stock ("CLASS A COMMON STOCK"), par value $0.01 per share, of Ticketmaster, a Delaware corporation (the "COMPANY"), (b) 53,302,401 shares of Class B Common Stock ("CLASS B COMMON STOCK," together with the Class A Common Stock, the "COMMON STOCK"), par value $0.01 per share, of the Company, which constitute a majority of the aggregate voting power of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, acting in lieu of a meeting pursuant to applicable law, including pursuant to Section 228 of the General Corporation Law of the State of Delaware, and pursuant to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, does hereby consent to the taking of the following actions and the adoption of the following resolution:

                                MERGER AGREEMENT

          WHEREAS, the Board of Directors of the Company (the "BOARD") has (i) determined that it is in the best interests of the holders of the Company's Common Stock other than the Stockholder and its affiliates and the holder of Embedded Shares (as defined in the Merger Agreement) that the Company enter into an Agreement and Plan of Merger, by and among the Company, the Stockholder, and T Merger Corp., a Delaware corporation ("MERGER SUB"), dated as of October 9, 2002 (the "MERGER AGREEMENT"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "MERGER"), and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger.

          NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby approved and adopted.

          The undersigned hereby directs that this consent be delivered, by hand or by certified or registered mail, return receipt requested, to the Company by delivery to its registered office in the State of Delaware, to its principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders of the Company are recorded, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, the undersigned has duly executed this consent as of the date first above written.

                                        USA INTERACTIVE


                                        By: /s/ Julius Genachowski
                                            --------------------------------
                                            Name:  Julius Genachowski
                                            Title: Executive Vice President